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                                                                     EXHIBIT 8.1

[LETTERHEAD OF CLIFFORD CHANCE]

                                [FORM OF OPINION]

_________________,200__

Municipal Mortgage & Equity, LLC
Midland Financial Holdings, Inc.
MFH Financial Trust I
218 North Charles Street, Suite 500
Baltimore, Maryland  21201

Ladies and Gentlemen:

We have acted as your special counsel in connection with the Prospectus Supplement dated _____________, 200_ (the "Prospectus Supplement") to the Prospectus dated September __, 2003, included in your Registration Statement on Form S-3 (File No. 333-107277) (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission, with respect to the public offering from time to time of the securities described therein (the "Securities").

We hereby confirm that, although the discussion in the Prospectus Supplement under the caption "United States Federal Income Taxation" does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities, such discussion, insofar as it constitutes a summary of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, is correct in all material respects. No opinion is expressed on matters other than those specifically referred to herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement.

Very truly yours,